Exhibit 10.7
NORTHFIELD SAVINGS BANK
2006 EXECUTIVE INCENTIVE COMPENSATION
Northfield Savings Bank (the Bank) has adopted the following guidelines for the 2006 Executive Incentive Compensation Plan (the Plan).
(1)	An amount equal to 10 percent of the excess of before tax profits over one percent of average assets will be available for base awards and individual awards under the program. Bank’s executives (senior vice president and above) are eligible for base awards based upon the guidelines detailed in items two and three below. In addition, employees at the level of executive vice president and above will be eligible for an additional award based upon individual goals and performance (individual awards). Before tax profits will be calculated on a tax-equivalent basis and adjustments will be made to the calculation of before tax profits and average assets if an arbitrage program is implemented.
(2)	The Bank’s performance, for purposes of determining base awards, will be benchmarked against peer group averages for the following eight categories:
(a)	Return on average assets before tax

(b)	Return on average equity before tax

(c)	Tier one capital as a percentage of assets

(d)	Net interest margin

(e)	Operating expense as a percentage of average earning assets

(f)	Cost of funding

(g)	Non-performing loans as a percentage of total assets

(h)	Efficiency ratio
In the event Northfield does not perform equal to or better than peer group averages for at least five of the eight categories, the pool will be equal to 20 percent of the amount available for distribution under (1) times the number of categories for which the Bank performed equaled to or better than the peer group average.

(3)	The maximum base award is 25 percent of an individual executive’s salary.
(4)	Based upon specific goals and performance, an additional individual award may be granted (unless prohibited or limited by law or regulation).
(5)	The Compensation Committee will review performance and recommend all base and individual awards for approval by the Board of Directors.
(6)	Payment of amounts awarded under the Plan will be deferred while the Bank is under the Memorandum of Understanding dated June 27, 2005.